EXHIBIT 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT
October 23, 2024
To the Board of Directors and Shareholders of
The Boeing Company
Arlington, Virginia

We are aware that our report dated October 23, 2024, on our review of the interim financial information of The Boeing Company and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, is incorporated by reference in the following registration statements.

Form S-8	Form S-8	Form S-3	Form S-4
No. 33-25332	No. 333-54234	No. 333-249827	No. 333-281498
No. 33-31434	No. 333-73252	No. 333-250000
No. 33-43854	No. 333-107677	No. 333-282628
No. 33-58798	No. 333-140837
No. 33-52773	No. 333-156403
No. 333-16363	No. 333-160752
No. 333-26867	No. 333-163637
No. 333-32461	No. 333-195777
No. 333-32491	No. 333-228097
No. 333-32499	No. 333-252770
No. 333-32567	No. 333-268762
No. 333-41920	No. 333-271454

/s/ Deloitte & Touche LLP

Chicago, Illinois